Exhibit 23.3

[Rothstein Kass LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Prospectus Summary - Summary Consolidated Financial Information," "Selected Consolidated Financial Data," "Risk Factors - Risks Relating to Our Business,""Changes in Certifying Accountants" and "Experts" and to the use of our report dated April 5, 2006 on the consolidated financial statements of Narrowstep Inc., included in Post-Effective Amendment No. 2 to the Registration Statement (Form SB-2 No. 333- 130158) and related Prospectus of Narrowstep Inc. for the registration of 1,487,815 shares of its common stock and 3,243,330 shares of common stock issuable upon the exercise of warrants and options.

/s/Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C

Roseland, New Jersey
 March 21, 2007